Exhibit (4)

AGREEMENT AND PLAN OF REORGANIZATION AND LIQUIDATION

AGREEMENT AND PLAN OF REORGANIZATION dated as of June 21, 2012 (the “Agreement”), by and between Value Line U.S. Government Money Market Fund, Inc., a Maryland corporation (the “Acquired Fund”), and Daily Income Fund, a Massachusetts business trust (the “Trust”), on behalf of the U.S. Government Portfolio, a series of the Trust (the “Acquiring Fund”).

This Agreement is intended to be and is adopted as a “plan of reorganization” within the meaning of the regulations under Section 368(a)(1)(C) of the United States Internal Revenue Code of 1986, as amended (the “Code”).  The reorganization (the “Reorganization”) will consist of (1) the transfer of all of the assets of the Acquired Fund to the Acquiring Fund in exchange solely for (A) the issuance of the Acquiring Fund’s Institutional Service Class shares of beneficial interest, par value $.01 per share, equal to the net asset value represented by such shares (“Acquiring Fund Shares”) to the Acquired Fund and (B) the assumption by the Acquiring Fund of all of the Assumed Liabilities (as defined below) of the Acquired Fund as described herein, and (2) the distribution, on or promptly after the Closing Date hereinafter referred to, of the Acquiring Fund Shares to the shareholders of the Acquired Fund in liquidation and dissolution of the Acquired Fund as provided herein, all upon the terms and conditions hereinafter set forth in this Agreement.

WHEREAS, the Acquired Fund is a registered, open-end management investment company, and the Acquiring Fund is a series of a registered, open-end management investment company, and the Acquired Fund owns securities which are assets of the character in which the Acquiring Fund is permitted to invest;

WHEREAS, both the Acquiring Fund and the Acquired Fund are authorized to issue their shares of beneficial interest and common stock, respectively;

WHEREAS, the Acquired Fund’s Board of Directors has determined that the Reorganization is in the best interests of the Acquired Fund and the Acquired Fund’s shareholders and that the interests of the Acquired Fund’s existing shareholders will not be diluted as a result of the Reorganization; and

WHEREAS, the Trust’s Board of Trustees has determined that the Reorganization is in the best interests of the Acquiring Fund and the Acquiring Fund’s shareholders and that the interests of the Acquiring Fund’s existing shareholders will not be diluted as a result of the Reorganization:

NOW THEREFORE, in consideration of the premises and of the covenants and agreements hereinafter set forth, the parties agree as follows:

1. THE REORGANIZATION.

1.1.
Subject to the terms and conditions contained herein and on the basis of the representations and warranties contained herein, the Acquired Fund agrees to assign, transfer and convey to the Acquiring Fund all of the assets of the

Acquired Fund, as set forth in paragraph 1.2, free and clear of all liens, encumbrances and claims whatsoever (other than those, if any, arising under the Securities Act of 1933, as amended (“1933 Act”), and liens for Taxes (as defined below) not yet due (“Permitted Liens”)).  The Acquiring Fund agrees in exchange therefor (a) to issue and deliver to the Acquired Fund the number of Acquiring Fund Shares, including fractional Acquiring Fund Shares, with an aggregate net asset value equal to the aggregate net asset value of the Acquired Fund’s shares, as determined as set forth in paragraph 2.3; and (b) to assume all of the Assumed Liabilities of the Acquired Fund, as set forth in paragraph 1.3.  Such transactions shall take place at the closing (the “Closing”), as of the close of business on the closing date (the “Closing Date”), provided for in paragraph 3.1.  In lieu of delivering certificates for the Acquiring Fund Shares, the Acquiring Fund shall credit the Acquiring Fund Shares to the Acquired Fund’s account on the books of the Acquiring Fund and shall deliver a confirmation thereof to the Acquired Fund.  For purposes of this Agreement, “Taxes” or “Tax” shall mean all taxes, charges, fees, levies or other similar assessments or liabilities, including without limitation income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment, insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

1.2.
The assets of the Acquired Fund to be acquired by the Acquiring Fund shall consist of all assets, including, without limitation, all portfolio securities, cash, cash equivalents, commodities, interests in futures and other financial instruments, claims (whether absolute or contingent, known or unknown), receivables (including dividends or interest and other receivables) and other property belonging to the Acquired Fund, and any deferred or prepaid expenses, reflected on an unaudited statement of assets and liabilities of the Acquired Fund as of the Valuation Time (as defined in paragraph 2.1) other than Excluded Assets (the “Assets”). There shall be excluded from the assets of the Acquired Fund to be acquired by the Acquiring Fund (i) any tail insurance policy to be purchased by the Acquired Fund and any other rights to insurance, (ii) all causes of actions, claims and rights, if any, of the Acquired Fund against third parties in connection with any liabilities, if any, that are not Assumed Liabilities and (iii) all cash, cash equivalents and securities in an amount estimated by the Acquired Fund to be sufficient to pay all liabilities, if any, of the Acquired Fund that have accrued but remain unpaid as of the Valuation Time, including without limitation (a) amounts, if any, owed to any Acquired Fund Shareholder, including declared but unpaid dividends and capital gains distributions and (b) accounts payable, taxes and other accrued and unpaid expenses, if any, that are not Assumed Liabilities, including estimated expenses to be incurred in connection with winding up the affairs of, and liquidating, the Acquired Fund (collectively, the “Excluded Assets”). Notwithstanding, the Acquired Fund agrees to maintain an annualized net yield of 0.01% for each day until the completion of the merger transaction.

1.3.
The Acquired Fund and EULAV Asset Management will endeavor in good faith to identify and, to the extent practicable, discharge all of the known liabilities and obligations of the Acquired Fund that are or will become due prior to the Valuation Time.  The Acquiring Fund shall assume those known and disclosed liabilities, expenses, costs and charges in the calculation of the net asset value of the Acquired Fund as of the Valuation Time or which constitute ordinary course operating liabilities of the Acquired Fund (including without limitation liabilities associated with securities transactions subject to settlement and contractual liabilities) that are not required to be reflected in the calculation of the Acquired Fund’s net asset value as of the Valuation Time (“Assumed Liabilities”).  Assumed Liabilities shall not include any liabilities, costs or charges related to the Acquired Fund’s expense limitation arrangement (including, but not limited to, any recoupment by EULAV Asset Management of any fees or expenses previously waived and/or reimbursed.  The Acquiring Fund shall assume the Assumed Liabilities at the Closing.

1.4.
Delivery of the Acquired Fund’s Assets shall be made on the Closing Date and shall be delivered to The Bank of New York Mellon, the Acquiring Fund’s custodian (the “Custodian”), for the account of the Acquiring Fund, with all securities not in bearer or book-entry form duly endorsed, or accompanied by duly executed separate assignments or stock powers, in proper form for transfer, with signatures guaranteed, and with all necessary stock transfer stamps, sufficient to transfer good and marketable title thereto (including all accrued interest and dividends and rights pertaining thereto) to the Custodian for the account of the Acquiring Fund free and clear of all liens, encumbrances, rights, restrictions and claims other than Permitted Liens.  All cash delivered shall be in the form of immediately available funds payable to the order of the Custodian for the account of the Acquiring Fund.

1.5.
The Acquired Fund will pay or cause to be paid to the Acquiring Fund any dividends and interest received on or after the Closing Date with respect to Assets transferred to the Acquiring Fund hereunder.  The Acquired Fund will transfer to the Acquiring Fund any distributions, rights or other assets received by the Acquired Fund after the Closing Date as distributions on or with respect to the securities transferred.  Such assets shall be deemed included in the Assets transferred to the Acquiring Fund on the Closing Date and shall not be separately valued.

1.6.
Upon completion of the transfer of assets and delivery of Acquiring Fund Shares pursuant to paragraph 1.1, the Acquired Fund will distribute pro rata to holders of record of the Acquired Fund’s shares (“Acquired Fund

Shares”), determined as of the close of business on the Closing Date (“Acquired Fund Shareholders”), Institutional Service Class shares of the Acquiring Fund received by the Acquired Fund pursuant to paragraph 1.1.  Each Acquired Fund Shareholder shall receive the number of Acquiring Fund Shares that have an aggregate net asset value equal to the aggregate net asset value of the Acquired Fund Shares held of record by such Acquired Fund Shareholder on the Closing Date.  As soon after the Closing Date as is conveniently practicable, the Acquired Fund will take such additional steps as are necessary to (a) terminate its registration under the Investment Company Act of 1940, as amended (the “1940 Act”), and file a final annual report on Form N-SAR with the SEC under the 1940 Act, and (b) effect its dissolution as a corporation in accordance with applicable laws of the State of Maryland.  Such distribution and liquidation will be accomplished by the transfer of the Acquiring Fund Shares then credited to the account of the Acquired Fund on the books of the Acquiring Fund to an open account in the name of Boston Financial Data Services, Inc., for the exclusive benefit of its customers, on the share records of the Acquiring Fund.  All issued and outstanding shares of the Acquired Fund simultaneously will be redeemed and canceled on the books of the Acquired Fund and will be null and void.  Acquiring Fund Shares distributed to Acquired Fund Shareholders will be reflected on the books of Boston Financial Data Services, Inc. as uncertificated, book-entry shares; the Acquiring Fund will not issue share certificates in the Reorganization.

1.7.
Ownership of Acquiring Fund Shares will be shown on the books of the Acquiring Fund’s transfer agent as an account for Boston Financial Data Services, Inc., for the exclusive benefit of its customers.  Acquiring Fund Shares will be issued in the manner described in the Registration Statement (as defined below).

1.8.
Any transfer taxes payable upon issuance of the Acquiring Fund Shares in a name other than the registered holder of the Acquired Fund Shares on the books of the Acquired Fund as of that time shall, as a condition of such issuance and transfer, be paid by the person to whom such Acquiring Fund Shares are to be issued and transferred.

1.9.
Any reporting responsibility of the Acquired Fund, including the responsibility for filing regulatory reports, tax returns, or other documents with the Securities and Exchange Commission (the “Commission”), any state securities commission, and any federal, state or local tax authorities or any other relevant regulatory authority, is and shall remain the responsibility of the Acquired Fund up to and including the Closing Date and such later date on which the Acquired Fund’s existence is terminated.  The costs of such reports shall be borne by the Acquired Fund or EULAV Asset Management.

1.10.
As soon as practicable after the Closing Date, the Acquired Fund shall provide the Acquiring Fund with copies of all books and records that pertain to the Acquired Fund that the Acquiring Fund is required to maintain under the 1940 Act, and the rules of the Commission thereunder; provided, however, that the Acquired Fund shall only be required to make available any names, account numbers and other identifying information of beneficial owners to the extent required by applicable law or in direct response to a written regulatory request.  The Acquiring Fund covenants and agrees that, during the term of the Participation Agreement (defined below) and for a period of ten (10) years thereafter, it will not, and it will cause its affiliates not to, directly or indirectly, either alone or in association with others and either for their benefit or the benefit of any third party, solicit, divert or take away or attempt to solicit, divert or take away, or permit any individual, person or entity directly or indirectly associated with any of them to solicit, divert or take away or attempt to solicit, divert or take away from EULAV, its affiliates or the Value Line mutual funds the business or patronage of any beneficial owner.

1.11.
On or before the Closing Date, EULAV Securities, LLC shall enter into a participation agreement with Reich & Tang Distributors, Inc. (“RTD”), an affiliate of Reich & Tang Asset Management, LLC (“Participation Agreement”).  Pursuant to such Participation Agreement, RTD shall make payments to EULAV Securities, LLC with respect to Acquiring Fund Shares held by record and/or beneficial owners of various accounts for which EULAV Securities, LLC or its affiliates, directly or through third persons, provide certain shareholder servicing, administrative, accounting and distribution services (including without limitation former shareholders of the Acquired Fund).

2. VALUATION.

2.1.
The value of the Acquired Fund’s Assets to be acquired, and the amount of the Acquired Fund’s liabilities to be assumed, by the Acquiring Fund hereunder shall be computed as of the close of regular trading on the floor of the New York Stock Exchange (usually 4:00 p.m., Eastern time), and after the declaration of any dividends by the Acquired Fund, on the Closing Date (such time and date being hereinafter called the “Valuation Time”), using the valuation procedures (including amortized cost procedures) set forth in the Acquired Fund’s then-current prospectus or statement of additional information, or such other valuation procedures as shall be mutually agreed upon by the parties hereto.

2.2.
The net asset value of an Acquiring Fund Share shall be the net asset value per share computed as of the Valuation Time, using the valuation procedures (including amortized cost procedures) set forth in the Registration Statement, which are and shall be consistent with the policies currently in effect for the Acquired Fund.

2.3.
The number of Acquiring Fund Shares to be issued (including fractional shares, if any) in exchange for the Acquired Fund’s net assets shall be determined by dividing the value of the net assets of one share of the

Acquired Fund determined using the same valuation procedures referred to in paragraph 2.1 by the net asset value of one Acquiring Fund Share, determined in accordance with paragraph 2.2.

2.4.
All computations of value shall be made by Bank of New York Mellon, in cooperation with Reich & Tang Asset Management, LLC, on behalf of the Acquiring Fund and EULAV Asset Management on behalf of the Acquired Fund.

3. CLOSING AND CLOSING DATE.

3.1.
The Closing Date shall be August 24, 2012, or such other date as the parties may mutually agree in writing.  All acts taking place at the Closing shall be deemed to take place simultaneously as of the close of business on the Closing Date unless otherwise provided.  The Closing shall be held at 5:00 p.m., Eastern time, at the offices of Reich & Tang Asset Management, LLC, 1411 Broadway, 28th Floor, New York, New York, or such other time and/or place as the parties may mutually agree in writing.

3.2.
The Custodian shall deliver at the Closing a certificate of an authorized officer stating that the Acquired Fund’s Assets have been delivered in proper form to the Acquiring Fund on the Closing Date.  The Acquired Fund’s portfolio securities and instruments deposited with a securities depository (as defined in Rule 17f-4 under the 1940 Act) or with a permitted counterparty or futures commission merchant (as defined in Rule 17f-6 under the 1940 Act) shall be delivered to the Custodian as of the Closing Date by book entry, in accordance with the customary practices of the Custodian.  The cash to be transferred by the Acquired Fund shall be delivered to the Custodian for the account of the Acquiring Fund by wire transfer of federal funds on the Closing Date.

3.3.
If on the Valuation Time (a) the New York Stock Exchange or another primary trading market for portfolio securities of the Acquiring Fund or the Acquired Fund shall be closed to trading or trading thereon shall be restricted, or (b) trading or the reporting of trading on said Exchange or elsewhere shall be disrupted so that accurate appraisal of the value of the net assets of the Acquiring Fund or the Acquired Fund is impracticable, the Closing Date shall be postponed until the first business day after the day when trading has been fully resumed and reporting has been restored or such other date as the parties hereto may agree in writing.

3.4.
The Acquired Fund’s transfer agent shall deliver at the Closing a certificate of an authorized officer stating that its records contain the names and addresses of the Acquired Fund Shareholders and the number and percentage ownership of outstanding shares owned by each such shareholder immediately prior to the Closing.  The Acquiring Fund’s transfer agent shall issue and deliver to the Acquired Fund’s Secretary a confirmation evidencing the Acquiring Fund Shares to be credited on the Closing Date, or provide evidence satisfactory to the Acquired Fund that such Acquiring Fund Shares have been credited to the Acquired Fund’s account on the books of the Acquiring Fund.

3.5.
At the Closing, each party shall deliver to the other such bills of sale, checks, assignments, receipts, transfer agent certificates, officers certificates, custodian certificates, opinion(s) and other certificates and documents as such other party or its counsel may reasonably request.

3.6.
If the Acquired Fund is unable to make delivery to the Custodian pursuant to paragraph 3.2 of any of the Assets for the reason that any of such Assets have not yet been delivered to the Acquired Fund by the Acquired Fund’s broker, dealer or other counterparty, then, in lieu of such delivery, the Acquired Fund shall deliver with respect to said Assets executed copies of an agreement of assignment and due bills executed on behalf of said broker, dealer or other counterparty, together with such other documents as may be required by the Acquiring Fund or the Custodian, including broker confirmation slips.

4. REPRESENTATIONS AND WARRANTIES.

4.1.	Except as set forth on Schedule 4.1 hereto, the Acquired Fund represents and warrants to the Acquiring Fund, which representations and warranties are true and correct on the date hereof, as follows:

4.1.1.	The Acquired Fund is a corporation, which is duly organized and validly existing under the laws of the State of Maryland.

4.1.2.
The corporation is registered under the 1940 Act as an open-end management investment company, and the Acquired Fund’s shares are registered under the 1933 Act, and such registrations have not been revoked or rescinded and are in full force and effect.

4.1.3.
The current prospectus and statement of additional information of the Acquired Fund conform in all material respects to the applicable requirements of the 1933 Act and the 1940 Act and the rules and regulations of the Commission thereunder and do not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading.

4.1.4.
The Acquired Fund is not, and the execution, delivery and performance of this Agreement will not result, in material violation of the Acquired Fund’s Articles of Incorporation, as amended (the “Acquired Fund’s Charter”), or its Bylaws or of any material agreement, indenture, instrument, contract, lease or other undertaking to which the Acquired Fund is a party or by which the Acquired Fund is bound.

4.1.5.	[Intentionally Omitted].

4.1.6.
No consent, approval, authorization, or order of any court or governmental authority is required for the consummation by the Acquired Fund of the transactions contemplated herein, except as may be required under the 1933 Act, the Securities Exchange Act of 1934, as amended (the “1934 Act”), and the 1940 Act and by state securities laws.

4.1.7.
No litigation or administrative proceeding or investigation of or before any court or governmental body is currently pending or to the Acquired Fund’s knowledge threatened against the Acquired Fund or any of the Acquired Fund’s properties or assets. The Acquired Fund knows of no facts which would reasonably be likely to form the basis for the institution of such proceedings, and is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body which materially and adversely affects the Acquired Fund’s business or the Acquired Fund’s ability to consummate the transactions contemplated herein.

4.1.8.
The financial statements of the Acquired Fund for the fiscal year ended December 31, 2011 have been prepared by in accordance with generally accepted accounting principles and audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, and such statements (copies of which have been furnished to the Acquiring Fund) fairly reflect, in all material respects, the financial condition of the Acquired Fund as of such date, and all liabilities, whether actual or contingent, of the Acquired Fund as of the date thereof required to be reflected on a balance sheet (including the notes thereto) in accordance with GAAP are disclosed therein.  No significant deficiency, material weakness, fraud, significant change or other factor that would reasonably be likely to significantly affect the internal controls of the Acquired Fund has been disclosed or is required to be disclosed in the Acquired Fund’s reports on Form N-CSR to enable the chief executive officer and chief financial officer or other officers of the Acquired Fund to make the certifications required by the Sarbanes-Oxley Act.

4.1.9.
Since December 31, 2011, there has not been any material adverse change in the Acquired Fund’s financial condition, assets, liabilities or business other than changes occurring in the ordinary course of business, or any incurrence by the Acquired Fund of indebtedness maturing more than one year from the date such indebtedness was incurred, except as disclosed on the statement of assets and liabilities referred to in paragraphs 1.3 and 4.1.8 or otherwise disclosed to and accepted by the Acquiring Fund.  For the purposes of this paragraph 4.1.9, a decline in the net asset value of the Acquired Fund shall not constitute a material adverse change.

4.1.10.
At the Closing Date, all federal and other tax returns and reports of the Acquired Fund required by law then to be filed shall have been filed, and all federal and other taxes shown as due on said returns and reports shall have been paid so far as due, or provision shall have been made for the payment thereof, and to the knowledge of the Acquired Fund no such return is currently under audit and no assessment or deficiency has been asserted with respect to such returns.

4.1.11.
For each taxable year of its operation, the Acquired Fund has met, and for the current taxable year ending on the Closing Date the Acquired Fund shall have met, the requirements of Subchapter M of the Code for qualification and treatment as a regulated investment company.

4.1.12.
All issued and outstanding shares of the Acquired Fund are, and at the Closing Date will be, duly and validly issued and outstanding, fully paid and non-assessable by the Acquired Fund. All of the issued and outstanding shares of the Acquired Fund will, at the time of Closing, be held by the persons and in the amounts set forth in the records of its transfer agent as provided in paragraph 3.4.  The Acquired Fund does not have outstanding any options, warrants or other rights to subscribe for or purchase any of the Acquired Fund’s shares, nor is there outstanding any security convertible into any of the Acquired Fund’s shares.

4.1.13.
On the Closing Date, the Acquired Fund will have good and marketable title to the Assets and full right, power and authority to sell, assign, transfer and deliver the Assets to be transferred by it hereunder free of any liens or other encumbrances (other than Permitted Liens), and upon delivery and payment for the Assets, the Acquiring Fund will acquire good and marketable title thereto, subject to no restrictions on the full transfer thereof, excluding such restrictions as might arise under the 1933 Act, and other than as disclosed to and accepted by the Acquiring Fund.

4.1.14.
The execution, delivery and performance of this Agreement has been duly authorized by all necessary action on the part of the Acquired Fund’s Board, and, assuming due authorization, execution and delivery by the Trust, this Agreement will constitute the valid and legally binding obligation of the Acquired Fund, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting creditors’ rights generally and court decisions with respect thereto, and to general principles of equity and the discretion of the court (regardless of whether the enforceability is considered in a proceeding in equity or at law).

4.1.15.	The execution, delivery and performance of this Agreement does not require the approval or consent of the Acquired Fund’s Shareholders under its charter documents, state or federal law.

4.1.16.
The information to be furnished by the Acquired Fund for use in the Trust’s Registration Statement on Form N-14 and the Combined Prospectus/Information Statement contained therein as amended or supplemented (the “Registration Statement”), and other documents filed or to be filed with any federal, state or local regulatory authority (including the Financial Industry Regulatory Authority), which may be necessary in connection with the transactions contemplated hereby, on the date on which it is so furnished and at all times subsequent thereto up to and including the Closing Date, (i) will be accurate and complete in all material respects and shall comply in all material respects with federal securities and other laws and regulations applicable thereto and (ii) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements were made, not misleading.

4.1.17.	[Intentionally Omitted].

4.2.	Except as set forth on Schedule 4.1 hereto, the Trust represents and warrants to the Acquired Fund, which representations and warranties are true and correct on the date hereof, as follows:

4.2.1.	The Acquiring Fund is duly established as a separate series of the Trust, which is duly organized and validly existing as a Massachusetts business trust.

4.2.2.
The Trust is registered under the 1940 Act as an open-end management investment company, and the Acquiring Fund’s shares are registered under the 1933 Act, and such registrations have not been revoked or rescinded and are in full force and effect.

4.2.3.
The current prospectus and statement of additional information of the Acquiring Fund conform in all material respects to the applicable requirements of the 1933 Act and the 1940 Act and the rules and regulations of the Commission thereunder and do not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading.

4.2.4.
The Acquiring Fund is not, and the execution, delivery and performance of this Agreement will not result, in material violation of the Acquiring Fund’s Declaration of Trust, as amended, or its Amended and Restated By-Laws or of any agreement, indenture, instrument, contract, lease or other undertaking to which the Acquiring Fund is a party or by which the Acquiring Fund is bound.

4.2.5.
No consent, approval, authorization, or order of any court or governmental authority is required for the consummation by the Acquiring Fund of the transactions contemplated herein, except as may be required under the 1933 Act, the 1934 Act and the 1940 Act and by state securities laws.

4.2.6.
No litigation or administrative proceeding or investigation of or before any court or governmental body is currently pending or to the Trust’s knowledge threatened against the Trust or the Acquiring Fund or any of the Acquiring Fund’s properties or assets. The Trust knows of no facts which would reasonably be likely to form the basis for the institution of such proceedings, and is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body which materially and adversely affects the Acquiring Fund’s business or the Acquiring Fund’s ability to consummate the transactions contemplated herein.

4.2.7.
The financial statements of the Acquiring Fund for the fiscal year ended March 31, 2012, have been prepared in accordance with generally accepted accounting principles and audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, and are in accordance with GAAP, consistently applied, and such statements (copies of which have been furnished to the Acquired Fund) fairly reflect, in all material respects,  the financial condition of the Acquiring Fund as of such date, and all liabilities, whether actual or contingent, of the Acquiring Fund as of the date thereof required to be reflected on a balance sheet (including the notes thereto) in accordance with GAAP are disclosed therein.  No significant deficiency, material weakness, fraud, significant change or other factor that would reasonably be likely to significantly affect the internal controls of the Acquiring Fund has been disclosed or is required to be disclosed in the Acquiring Fund’s reports on Form N-CSR to enable the chief executive officer and chief financial officer or other officers of the Trust to make the certifications required by the Sarbanes-Oxley Act.

4.2.8.
Since March 31, 2012, there has not been any material adverse change in the Acquiring Fund’s financial condition, assets, liabilities or business other than changes occurring in the ordinary course of business, or any incurrence by the Acquiring Fund of indebtedness maturing more than one year from the date such indebtedness was incurred, except as disclosed on the statement of assets and liabilities referred to in paragraph 4.2.8, or as otherwise disclosed to and accepted by the Acquired Fund.  For the purposes of this paragraph 4.2.8, a decline in the net asset value of the Acquiring Fund shall not constitute a material adverse change.

4.2.9.
At the Closing Date, all federal and other tax returns and reports of the Acquiring Fund required by law then to be filed shall have been filed, and all federal and other taxes shown as due on said returns and reports shall have been paid so far as due, or provision shall have been made for the payment thereof, and to the knowledge of the Acquiring Fund no such return is currently under audit and no assessment or deficiency has been asserted with respect to such returns.

4.2.10.
For each taxable year of its operation, the Acquiring Fund has met, and for the taxable year that includes the Closing Date, the Acquiring Fund expects to meet, the requirements of Subchapter M of the Code for qualification and treatment as a regulated investment company.

4.2.11.
All issued and outstanding shares of the Acquiring Fund are, and at the Closing Date (including the shares of the Acquiring Fund to be issued pursuant to paragraph 1.1 of this Agreement) will be, duly and validly issued and outstanding, fully paid and non-assessable by the Trust and the Acquiring Fund. Neither the Trust nor the Acquiring Fund has outstanding any options, warrants or other rights to subscribe for or purchase any of the Acquiring Fund Shares, nor is there outstanding any security convertible into any Acquiring Fund Shares.

4.2.12.
The execution, delivery and performance of this Agreement has been duly authorized by all necessary action on the part of the Trust’s Board, and, assuming due authorization, execution and delivery by the Acquired Fund,  this Agreement will constitute the valid and legally binding obligation of the Acquiring Fund, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting creditors’ rights generally and court decisions with respect thereto, and to general principles of equity and the discretion of the court (regardless of whether the enforceability is considered in a proceeding in equity or at law).

4.2.13.
The Registration Statement as of its effective date and at all times subsequent thereto up to and including the Closing Date, conforms and will conform in all material respects to the requirements of the federal and state securities laws and the rules and regulations thereunder and does not and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements were made, not misleading.  No representations and warranties in this paragraph 4.2.13 shall apply to statements or omissions made in reliance upon and in conformity with written information concerning the Acquired Fund furnished to the Acquiring Fund by the Acquired Fund.

4.2.14.
No consideration other than the Acquiring Fund Shares (and the Acquiring Fund’s assumption of the Acquired Fund’s stated liabilities) will be issued in exchange for the Acquired Fund’s assets in the Reorganization.

4.2.15.
The Acquiring Fund does not directly or indirectly own, nor on the Closing Date will it directly or indirectly own, nor has it directly or indirectly owned at any time during the past five years, any shares of the Acquired Fund.

5. COVENANTS OF THE ACQUIRING FUND AND THE ACQUIRED FUND.

5.1.
The Acquiring Fund and the Acquired Fund each will operate its business in the ordinary course between the date hereof and the Closing Date, it being understood that such ordinary course of business will include payment of customary dividends and other distributions, in each case payable either in cash or in additional shares.

5.2.
Subject to the provisions of this Agreement, the Acquired Fund and the Acquiring Fund will each take, or cause to be taken, all action, and do or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement. The Trust and the Acquired Fund will each use its reasonable best efforts to fulfill or obtain the fulfillment of the conditions precedent to effect the transactions contemplated by this Agreement as promptly as practicable.

5.3.
As promptly as practicable, but in any case within sixty days after the Closing Date, the Acquired Fund shall furnish the Acquiring Fund, in such form as is reasonably satisfactory to the Acquiring Fund, a statement of the earnings and profits of the Acquired Fund for federal income tax purposes and of any capital loss carryovers, if applicable, which will be carried over to the Acquiring Fund as a result of Section 381 of the Code and which will be certified by the Acquired Fund’s Chief Executive Officer, President, Chief Financial Officer or its Vice President and Treasurer.

5.4.
The Trust will promptly prepare and file with the Commission the Registration Statement.  The Acquired Fund will provide the Acquiring Fund with information reasonably necessary for the preparation of the Registration Statement and the Trust will take such steps and make such filings as are required to register Acquiring Fund Shares issued in the Reorganization under the 1933 Act and the 1940 Act.

5.5.
The Trust agrees to use all reasonable efforts to obtain the approvals and authorizations required by the 1933 Act, the 1940 Act and such of the state Blue Sky or securities laws as it may deem appropriate in order to continue its operations after the Closing Date.

5.6.
The Acquired Fund covenants that the Acquired Fund is not acquiring the Acquiring Fund Shares to be issued hereunder for the purpose of making any distribution thereof, other than in accordance with the terms of this Agreement.

5.7.
As soon as is reasonably practicable after the Closing, the Acquired Fund will make a liquidating distribution to the Acquired Fund’s shareholders consisting of the Acquiring Fund Shares received at the Closing.

5.8.	Tax Compliance.

5.8.1           From and after the date of this Agreement and until the Closing Date, each of the Funds shall use its commercially reasonable efforts to cause the Reorganization to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could prevent the Reorganization from qualifying, as a reorganization under the provisions of Section 368(a) of the Code.  The parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the income tax regulations promulgated under the Code.  Unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, the parties hereto shall treat and report the transactions contemplated hereby as a reorganization within the meaning of Section 368(a)(1)(C) of the Code and shall not take any position inconsistent with such treatment.

5.8.2           From and after the date of this Agreement and through the time of the Closing, each Fund shall use its commercially reasonable efforts to cause it to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could prevent it from qualifying as a regulated investment company under the provisions of Subchapter M of the Code.

6. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE ACQUIRING FUND.

The obligations of the Acquiring Fund to consummate the transactions provided for herein shall be subject, at its election, to the performance by the Acquired Fund of all the obligations to be performed by it hereunder on or before the Closing Date and, in addition thereto, the following conditions, unless waived by the Acquiring Fund in writing:

6.1.
All representations and warranties of the Acquired Fund contained in this Agreement shall be true and correct in all material respects as of the date hereof and, except as they may be affected by the transactions contemplated by this Agreement, as of the Closing Date with the same force and effect as if made on and as of the Closing Date.

6.2.
The Acquiring Fund shall have performed all of the covenants and complied with all of the provisions required by this Agreement to be performed or complied with by the Acquiring Fund on or before the Closing Date.  The Acquired Fund shall have delivered to the Acquiring Fund a statement of the Acquired Fund’s assets and liabilities, together with a list of the Acquired Fund’s portfolio securities showing the tax basis of such securities by lot and the holding periods of such securities, as of the Closing Date, certified by the Acquired Fund’s Treasurer.

6.3.
The Acquired Fund shall have delivered to the Acquiring Fund on the Closing Date a certificate executed in the Acquired Fund’s name by the Acquired Fund’s Chief Executive Officer, President or Vice President and its Treasurer, in form and substance satisfactory to the Acquiring Fund, to the effect that (i) the representations and warranties of the Acquired Fund made in this Agreement are true and correct in all material respects at and as of the Closing Date, except as they may be affected by the transactions contemplated by this Agreement, (ii) each of the conditions to Closing in this Article 6 has been met, and (iii) as to such other matters as the Acquiring Fund shall reasonably request.

6.4.
The Acquired Fund shall provide the Acquiring Fund with an opinion of counsel of the Acquired Fund as to the matters identified in paragraph 4.1.15 (pertaining only to the Acquired Fund’s charter documents and Maryland state law, but not federal law), and the cost of such opinion(s) shall be borne by EULAV Asset Management and Reich & Tang Asset Management, LLC (at a cost of approximately $4,000, nevertheless to be borne equally by EULAV Asset Management and Reich & Tang Asset Management, LLC).

7. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE ACQUIRED FUND.

The obligations of the Acquired Fund to consummate the transactions provided for herein shall be subject, at its election, to the performance by the Acquiring Fund of all the obligations to be performed by it hereunder on or before the Closing Date and, in addition thereto, the following conditions, unless waived by the Acquiring Fund in writing:

7.1.
All representations and warranties of the Acquiring Fund contained in this Agreement shall be true and correct in all material respects as of the date hereof and, except as they may be affected by the transactions contemplated by this Agreement, as of the Closing Date with the same force and effect as if made on and as of the Closing Date.

7.2.
The Acquiring Fund shall have performed all of the covenants and complied with all of the provisions required by this Agreement to be performed or complied with by Acquiring Fund on or before the Closing Date.  The Acquiring Fund shall have executed and delivered an assumption of the Assumed Liabilities and all such other agreements and instruments as the Acquired Fund may reasonably deem necessary or desirable in order to vest in and confirm (a) the Acquired Fund’s title to and possession of the Acquiring Fund Shares to be delivered hereunder and (b) the Acquiring Fund’s assumption of the Assumed Liabilities, and to otherwise carry out the intent and purpose of this Agreement.

7.3.
The Acquiring Fund shall have delivered to the Acquired Fund on the Closing Date a certificate executed in the Acquiring Fund’s name by the Acquiring Fund’s Chief Executive Officer, President or Vice President and its Treasurer, in form and substance reasonably satisfactory to the Acquired Fund, to the effect that (i) the representations and warranties of the Acquiring Fund made in this Agreement are true and correct at and as of the Closing Date, except as they may be affected by the transactions contemplated by this Agreement, (ii) each of the conditions to Closing in this Article 7 has been met, and (iii) as to such other matters as the Acquired Fund shall reasonably request.

8. FURTHER CONDITIONS PRECEDENT TO OBLIGATIONS OF THE ACQUIRED FUND AND THE ACQUIRING FUND.

If any of the conditions set forth below (other than the condition set forth in paragraph 8.6, which condition is not waivable) does not exist on or before the Closing Date with respect to the Acquired Fund or the Acquiring Fund, the other party to this Agreement shall, at its option, not be required to consummate the transactions contemplated by this Agreement.

8.1.	[Intentionally Omitted]

8.2.
On the Closing Date, no action, suit or other proceeding shall be pending before any court or governmental agency in which it is sought to restrain or prohibit, or obtain damages or other relief in connection with, this Agreement or the transactions contemplated herein.

8.3.
All consents of other parties and all other consents, orders and permits of federal, state and local regulatory authorities (including those of the Commission and of state Blue Sky and securities authorities) deemed necessary by the Acquired Fund or the Acquiring Fund to permit consummation, in all material respects, of the transactions contemplated hereby shall have been obtained, except where failure to obtain any such consent, order or permit would not involve a risk of a material adverse effect on the assets or properties of the Acquired Fund or the Acquiring Fund, provided that either party hereto may for itself waive any of such conditions.

8.4.
The Registration Statement shall have become effective under the 1933 Act and no stop orders suspending the effectiveness thereof shall have been issued and, to the best knowledge of the parties hereto, no investigation or proceeding for that purpose shall have been instituted or be pending, threatened or contemplated under the 1933 Act.

8.5.
The Acquired Fund shall have declared and paid a dividend or dividends which, together with all previous dividends, shall have the effect of distributing to Acquired Fund Shareholders all of the Acquired Fund’s investment company taxable income (within the meaning of Section 852(b)(2) of the Code) (computed without regard to any deduction for dividends paid) for its taxable year ending on the Closing Date, all of the excess of (i) its interest income excludable from gross income under Section 103(a) of the Code over (ii) its disallowed deductions under Sections 265 and 171(a)(2) of the Code, for its taxable year ending on the Closing Date and all of its net capital gain (as defined in Section 852(b)(3)(A) and (C) of the Code) for its taxable year ending on the Closing Date (after reduction for any capital loss carryforward).

8.6.
The Acquired Fund and Acquiring Fund shall have received an opinion of Paul Hastings LLP, dated the Closing Date, satisfactory to each Fund and subject to customary assumptions and qualifications, substantially to the effect that based on the facts and assumptions stated herein and conditioned on consummation of the Reorganization in accordance with this Agreement, for federal income tax purposes:

(a) The transfer of all of the assets and Assumed Liabilities of the Acquired Fund to the Acquiring Fund in exchange for the issuance of the Acquiring Fund Shares to the Acquired Fund and the assumption by Acquiring Fund of all of the Acquired Fund’s Assumed Liabilities, followed by the distribution to shareholders of the Acquired Fund, in liquidation of Acquired Fund, of the Acquiring Fund Shares to Acquired Fund Shareholders in exchange for their Acquired Fund Shares and the dissolution of Acquired Fund, will constitute a tax-free “reorganization” within the meaning of Section 368(a)(1)(C) of the Code, and the Acquired Fund and the Acquiring Fund each will be considered “a party to a reorganization” within the meaning of Section 368(b) of the Code;

(b) No gain or loss will be recognized by the Acquired Fund upon (a) the transfer of its assets and Assumed Liabilities to the Acquiring Fund in exchange for the issuance of shares of the Acquiring Fund to the Acquired Fund and the assumption by the Acquiring Fund of the Acquired Fund’s Assumed Liabilities, if any, and (b) the distribution by the Acquired Fund to its shareholders of shares of the Acquiring Fund received as a result of the Reorganization (Sections 361(a), 354(a) and 357(a) of the Code);

(c) No gain or loss will be recognized by the Acquiring Fund upon its receipt of the assets and Assumed Liabilities of the Acquired Fund in exchange for the issuance of shares of the Acquiring Fund to the Acquired Fund and the assumption by the Acquiring Fund of the Acquired Fund’s Assumed Liabilities, if any (Section 1032(a) of the Code);

(d) The tax basis of the Acquiring Fund Shares received by a shareholder of the Acquired Fund in the aggregate will be the same as the aggregate tax basis of the shareholders’ Acquired Fund Shares immediately prior to the Reorganization (Section 358(a)(1) of the Code);

(e) The tax basis of the Acquiring Fund in the assets and Assumed Liabilities of the Acquired Fund received pursuant to the Reorganization will be the same as the tax basis of the assets and Assumed Liabilities in the hands of the Acquired Fund immediately before the Reorganization (Section 362(b) of the Code);

(f) The tax holding period for the shares of the Acquiring Fund issued in connection with the Reorganization will be determined by including the period for which the shareholder held shares of the Acquired Fund exchanged therefor, provided that the shareholder held such shares of the Acquired Fund as capital assets;

(g) The tax holding period for the Acquiring Fund with respect to the assets and Assumed Liabilities of the Acquired Fund received in the Reorganization will include the period for which such assets and Assumed Liabilities were held by the Acquired Fund (Section 1223(2) of the Code);

(h) The Acquired Fund’s shareholders will not recognize gain or loss upon the exchange of their shares of the Acquired Fund for shares of the Acquiring Fund as part of the Reorganization;

(i) The Acquiring Fund will succeed to and take into account the items of the Acquired Fund described in Section 381(c) of the Code, subject to the provisions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the regulations thereunder (Section 381(a) of the Code); and

(j) The tax year of the Acquired Fund will end on the date of the Reorganization (Section 381(b) of the Code).

In rendering its opinion, counsel may rely as to factual matters, exclusively and without independent verification, on the representations and warranties made in this Agreement, which counsel may treat as representations and warranties made to it, and in separate letters addressed to counsel and the certificates delivered pursuant to this Agreement.

No opinion will be expressed as to the effect of the Reorganization on (i) the Acquired Fund or the Acquiring Fund with respect to any asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting, and (ii) any Acquired Fund Shareholder that is required to recognize unrealized gains and losses for federal income tax purposes under a mark-to-market system of accounting.

9. TERMINATION OF AGREEMENT; EXPENSES.

9.1.
This Agreement and the transactions contemplated hereby may be terminated and abandoned by resolution of the Board of the Acquiring Fund or of the Acquired Fund, as the case may be, at any time prior to the Closing Date if circumstances should develop that, in the opinion of the party’s Board, make proceeding with the Reorganization inadvisable.

9.2.
If this Agreement is terminated and the transactions contemplated hereby are abandoned pursuant to the provisions of this Section 9, this Agreement shall become void and have no effect, without any liability on the part of any party hereto or the Board members or officers of the Acquired Fund or the Acquiring Fund, or shareholders of the Acquired Fund or of the Acquiring Fund, as the case may be, in respect of this Agreement.

9.3.
Each party acknowledges that (i) all expenses of the Trust or the Acquiring Fund directly incurred in connection with the Reorganization will be borne by Reich & Tang Asset Management, LLC and (ii) all expenses of the Acquired Fund directly incurred in connection with the Reorganization will be borne by EULAV Asset Management, LLC; provided however, that expenses will in any event be paid by the party directly incurring such expenses if and to the extent that the payment by another person of such expenses would result in the disqualification of such party as a “regulated investment company” within the meaning of Section 851 of the Code.

10. WAIVER.

At any time prior to the Closing Date, except as otherwise expressly provided, any of the foregoing conditions may be waived by the Board of the Acquired Fund or of the Trust if, in the judgment of either, such waiver will not have a material adverse effect on the benefits intended under this Agreement to the shareholders of the Acquired Fund or of the Acquiring Fund, as the case may be.

11. MISCELLANEOUS.

11.1.	None of the representations and warranties included or provided for herein shall survive consummation of the transactions contemplated hereby.

11.2.
This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof, and merges and supersedes all prior discussions, agreements and understandings of every kind and nature between them relating to the subject matter hereof.  Neither party shall be bound by any condition, definition, warranty or representation, other than as set forth or provided in this Agreement or as may be, on or subsequent to the date hereof, set forth in a writing signed by the party to be bound thereby.  In this Agreement, any references to the Acquired Fund or the Acquiring Fund taking action shall mean and include all necessary actions of the Acquired Fund or the Trust on behalf of the Acquiring Fund, respectively, unless the context of this Agreement or the 1940 Act requires otherwise.

11.3.
This Agreement shall be governed and construed in accordance with the internal laws of the State of New York, without giving effect to principles of conflict of laws; provided, however, that the due authorization, execution and delivery of this Agreement by the Trust and the Acquired Fund shall be governed and construed in accordance with the internal laws of the state of each party’s incorporation or formation, without giving effect to principles of conflict of laws; provided that, in the case of any conflict between those laws and the federal securities laws, the latter shall govern.

11.4.
Any notice, report, statement or demand required or permitted by any provision of this Agreement shall be in writing and shall be delivered by personal delivery, commercial delivery service or registered or certified mail, return receipt requested, or sent by telefacsimile, and addressed as follows:

To the Acquired Fund:

Value Line U.S. Government Money Market Fund

c/o EULAV Asset Management

7 Times Square, 21st Floor

New York, New York 10036

Attention:  Mr. Mitchel Appel

Tele:           (212) 907-1900

Fax:           (212) 907-1973

With a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, Massachusetts 02109

Attention:  Leonard A. Pierce, Esq.

Tele:           (617) 526-6440

Fax:           (617) 526-5000

To the Acquiring Fund:

Daily Income Fund

Attention: Christine Manna

1411 Broadway, 28th Floor

New York, New York 10018

(212) 830-5295

(212) 399-6639

With a copy to:

Michael R. Rosella, Esq.

Paul Hastings, LLP

75 E. 55th Street

New York, New York 10022

(212) 318-6800

11.5.	This Agreement may be amended only by a signed writing between the parties.

11.6.
This Agreement may be executed in counterparts, each of which, when executed and delivered, shall be deemed to be an original, but all of which together shall constitute one and the same Agreement.  Delivery of an executed signature page of this Agreement by facsimile or e-mail shall constitute due and sufficient delivery of such counterpart.

11.7.
This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, but no assignment or transfer hereof or of any rights or obligations hereunder shall be made by any party without the written consent of the other party.  Nothing herein expressed or implied is intended or shall be construed to confer upon or give any person, firm or corporation, other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.

11.8.
It is expressly agreed that the obligations of the parties hereunder shall not be binding upon any of the Board members or officers of the Acquired Fund or the Acquiring Fund, or shareholders, nominees, agents, or employees of the Acquired Fund or the Acquiring Fund personally, but shall bind only the property of the Acquired Fund or the Acquiring Fund, as the case may be, as provided in the Acquired Fund’s Charter or the Acquiring Fund’s Declaration of Trust, respectively. The execution and delivery of this Agreement by such officers shall not be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the property of the Acquired Fund or the Acquiring Fund, as the case may be.

[Signature pages follow]

LEGAL_US_E # 98029182.4 42264.00001

IN WITNESS WHEREOF, the Acquired Fund and the Acquiring Fund have caused this Agreement and Plan of Reorganization and Liquidation to be executed and attested on its behalf by its duly authorized representatives as of the date first above written.

VALUE LINE U.S. GOVERNMENT MONEY MARKET FUND, INC.

/s/ Mitchell E. Appel
__________________________________________
Mitchell E. Appel
President

LEGAL_US_E # 98029182.4 42264.00001

IN WITNESS WHEREOF, the Acquired Fund and the Acquiring Fund have caused this Agreement and Plan of Reorganization to be executed and attested on its behalf by its duly authorized representatives as of the date first above written.

DAILY INCOME FUND, on behalf of the U.S. Government Portfolio

/s/ Michael P. Lydon
__________________________________________
Michael P. Lydon
President

LEGAL_US_E # 98029182.4 42264.00001

Schedule 4.1

LEGAL_US_E # 98029182.4 42264.00001